EX-3.4

        CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

                          CERTIFICATE OF AMENDMENT
                        TO ARTICLES OF INCORPORATION
                                     OF
                      5G WIRELESS COMMUNICATIONS, INC.


I, Jerry Dix, certify that:

1. The original articles of the Company were filed with the Office of the Secretary of State on October 29, 1998.

2. Pursuant to a unanimous written consent of the Board of Directors of the Company, the Company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

Article III of the Articles of Incorporation is amended to increase the authorized shares of common stock of the Company to 800,000,000 based on a $0.001 par value.

A new Article VII is added with the following provisions:

(a) An increase in the authorized capital stock of the Company can be approved by the Board of Directors without shareholder consent.

(b) A decrease in the issued and outstanding common stock of the Company (a reverse split) can be approved by the Board of Directors without shareholder consent.

3. A majority of the issued and outstanding shares of common stock of the Company approved of these amendments to the Articles of Incorporation by written consent.


                                            /s/  Jerry Dix
                                            Jerry Dix, President